Exhibit 24.2

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Alan W. Rutherford and Michael J. Hoffman, jointly and severally, his attorneys-in-fact, each with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to the registration statement on Form S-1 of Constar International Inc., and any registration statement that is to be effective upon filing pursuant to Rule 462(b) with respect to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Dated: November 11, 2002

By:	/s/ ANGUS F. SMITH
Angus F. Smith, Director